Exhibit 10.28

Confidential

CO-DEVELOPMENT, COLLABORATION AND CO-MARKETING AGREEMENT

This Co-Development, Collaboration and Co-Marketing Agreement (the “Agreement”) is entered into on November 1,  2016 (the “Effective Date”) by and between T2 Biosystems, Inc., a Delaware  corporation (“T2 Bio”), having its principal offices at 101 Hartwell Avenue, Lexington, Massachusetts 02421, and Allergan Sales, LLC, a Delaware limited liability company (“Allergan”), having its principal offices at Morris Corporate Center III, 400 Interpace Parkway, Parsippany, NJ 07054.  T2 Bio and Allergan are each a “Party” and together the “Parties” to this Agreement.

RECITALS

Whereas,  T2 Bio agrees to develop, in collaboration with Allergan,  (1) a direct detection diagnostic test panel of [***] directly in whole blood (the “T2GNR Panel” and together with the T2Bacteria II Panel, the “Developed Products”),  as further described below in this Agreement; and

WHEREAS, T2 Bio desires to give Allergan the right to co-market certain T2 Bio products and Allergan desires to co-market certain T2 Bio products.

Now, therefore, in consideration of the mutual promises contained herein, the Parties agree as follows:

1.         DEFINITIONS

1.1         “Affiliate” means with respect to either Party, any person or entity controlling, controlled by, or under common control with such Party, where “control” means (a) the possession, directly or indirectly, of the power to direct the management or policies of a person or entity, whether through the ownership of voting securities, by contract, or otherwise, or (b) the ownership, directly or indirectly, of at least 50% of the voting securities or other ownership interest of a person or entity.

1.2         “Allergan Management Representative” shall mean its Chief Commercial Officer or a designee thereof and any successor thereto.

1.3         “Background IP” of a Party means any and all technology and Intellectual Property Rights that are owned, whether solely or jointly with others, or controlled by or licensed to such Party upon the Effective Date, or that are developed by, acquired by or licensed to such Party after the Effective Date independent of this Agreement.

1.4         “Developed Products” means collectively, (1) the T2Bacteria II Panel and (2) the T2GNR Panel, each developed pursuant to the Project Plan.

1.5         “Improvements” means any improvements, enhancements, modifications or derivative works, whether or not patentable.

1.6         “Intellectual Property Rights” means (a) any rights with respect to inventions, discoveries, or improvements, including patents, patent applications, and certificates of invention; trade secrets, know-how, or similar rights, (b) any rights with respect to recognizable signs, designs, or expressions which identify products or services of a particular source, including

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trademark, (c) the protection of works of authorship or expression, including copyrights and future copyright as it arises under this Agreement, and (d) similar rights under any laws or international conventions throughout the world, including the right to apply for registrations, certificates, or renewals with respect thereto, the rights to prosecute, enforce, and obtain damages.

1.7         “Jointly Developed IP” means the Inventions (as defined below) jointly conceived, developed, reduced to practice or otherwise created jointly by the personnel of (or Third Parties working on behalf of) both Parties under this Agreement (i.e., Inventions are Jointly Developed IP if at least one inventor from each Party is, or is required under U.S. patent law to be, identified on the applicable patent application), but in each case excluding Allergan Improvements, T2 Bio Improvements, Allergan Inventions and T2 Bio Inventions.

1.8         “Net Sales” means, with respect to any T2 Bio Co-Marketed Product, the gross amounts invoiced for sales or other dispositions of such products, less the following deductions as determined in accordance with U.S. GAAP:

(a)         customary trade, cash and quantity discounts;

(b)          amounts repaid or credits or allowances given or made for rejection, defect, recall or return of product or for retroactive price reductions and billing errors;

(c)         price reductions, rebates and chargeback provisions granted to direct and indirect customers;

(d)         if included in the aggregate gross invoice price of such product, sales or excise taxes, duties or other similar governmental charges (including any tax such as a value added or similar tax, and excluding any taxes based on, or in lieu of, income) relating to the sale of such product, as adjusted for rebates and refunds;

(e)         the portion of administrative fees paid during the relevant time period to group purchasing organizations or pharmaceutical benefit managers relating to such product;

(f)         any invoiced amounts that are not collected by T2 Bio or its Affiliates or licensees, including bad debts (provided that any such amounts subsequently collected shall be included in Net Sales for the period in which collected);

(g)         fees or other discounts to distributors and wholesalers;

(h)         one-half (1/2) of the amounts actually paid by T2 Bio for licenses to Intellectual Property Rights owned by Third Parties necessary to make, use or sell the T2 Bio Co-Marketed Product not to exceed a maximum deduction pursuant to this clause (h) of three percent (3%) of the gross sale prices of the applicable T2 Bio Co-Marketed Product; and

(i)         any other similar and customary deductions (including accrued provisions) that are consistent with U.S. GAAP, consistently applied.

In no event shall any particular amount identified above be deducted more than once in calculating Net Sales.  For purposes of determining Net Sales, a sale or other disposition shall not include sales, transfers or dispositions of products for research or clinical purposes or as samples.

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1.9         “Project” means the development of the Developed Products to be performed in accordance with the Project Plan.

1.10         “T2 Bio Management Representative” shall mean its Chief Commercial Officer or a designee thereof and any successor thereto.

1.11         “T2Bacteria Panel” means a direct detection diagnostic test panel of bacterial sepsis,  E.coli, K, pneumonia, P. aureginosa, S. aureus, E. faecium, and A. baumanii directly in whole blood.

1.12          “T2Candida Panel” means a direct detection diagnostic test panel of C. albicans, C. tropicalis, C. parapsilosis, C. krusei and C. glabrata directly in whole blood.

1.13         “T2Dx Instrument” means a fully-automated, benchtop diagnostics system capable of running diagnostic tests directly from whole blood utilizing T2MR Technology.

1.14         “T2MR Technology” means magnetic resonance-based diagnostic technology or any element thereof that enables the measurement of how water molecules react in the presence of magnetic fields and is capable of detecting a variety of targets.

1.15         “Third Party” means any entity other than T2 Bio or Allergan or an Affiliate of T2 Bio or Allergan.

2.         PROJECT PLAN

2.1         Project Plan. The Parties shall form a Joint Research & Development Committee  (the “JRDC”) promptly after the Effective Date to oversee and manage all activities under the Project Plan (the “Project Plan”),  excluding any dispute that may arise under this Agreement and intellectual property matters.  Each Party will use commercially reasonable efforts to perform the obligations assigned to such Party in the Project Plan.  The Project Plan shall at a minimum set forth:  (i) certain tasks to be performed under the Project, (ii) the Project schedule, and (iii) each Party’s obligations with respect to the Project.  Any changes to the Project Plan must follow the Joint Research & Development Committee process as outlined in Section 2.2(d) below.  The Project Plan is, and any changes thereto shall be, attached as Exhibit A and incorporated by reference into this Agreement.  No changes to the Project Plan shall become effective until executed by T2 Bio and Allergan.

2.2         Joint Research & Development Committee.

(a)         Joint Research & Development Committee.  The JRDC shall initially be composed of three representatives from each of T2 Bio and Allergan, including each Party’s Project Lead (as defined below).  The number of representatives comprising the JRDC may be changed upon mutual agreement of the Parties.  The initial representatives of each Party on the JRDC will be specified in the Project Plan.  Either Party may, upon written notice to the other Party, change its representatives to the JRDC.

(b)         Meetings of the JRDC.    The JRDC shall hold meetings at least once every calendar quarter, unless mutually agreed by the Parties, at such times and places as mutually determined by the Parties, including by teleconference. At least one representative from Allergan and T2 Bio shall attend each meeting.  The meetings may be by telephone, video

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conference or other mutually accepted means.  The meetings will focus on:  (i) the progress made during the period since the previous JRDC meeting, including with respect to development and regulatory approval of the Developed Products, (ii)  review and approval of the Project Plan for the following calendar quarter (iii) newly set objectives and performance goals, (iv) issues requiring resolution and resolutions of previously reported issues, and (v) review of the Project Plan and review and approval of any amendments to the Project Plan proposed by either Party.    Each Party is responsible for its own costs in connection with preparing for and attending the meetings.

(c)         Limitations.  The JRDC shall have no power to amend, modify or grant any waivers under this Agreement; provided, however, the JRDC may make changes to the Project Plan, which is incorporated by reference into this Agreement.  Any amendment or modification of this Agreement or waiver granted hereunder must be made in accordance with Section 12.13 of this Agreement.

(d)         Decisions of the JRDC.  All decisions of the JRDC shall require a unanimous vote of each Party’s representatives in attendance at the applicable meeting.  In the event that any matter submitted to a vote of the representatives in attendance at a meeting does not receive unanimous approval, such matter shall be submitted to the T2 Bio Management Representative and the Allergan Management Representative promptly following the meeting.  The T2 Bio Management Representative and the Allergan Management Representative shall use reasonable efforts to reach agreement on the matter; provided, however, if after thirty (30) calendar days following the original meeting date they have not reached agreement on the matter, the matter shall be decided by T2 Bio, in its sole discretion, except for changes to the Project Plan, which can only be approved in writing by consensus of the members of the JRDC.

(e)         Project Leads.    The JRDC shall appoint a principal point of contact for each Party to act as such Party’s project lead  (each, a “Project Lead”) and coordinate and act as a liaison with the other Party with respect to this Agreement.  The Project Leads’ responsibilities shall generally include overseeing and supervising its Party’s fulfillment of its obligations under the Project Plan, understanding the obligations of the other Party under the Project Plan,  and discussing the progress of the Project Plan and barriers to success, key issues and issues-resolution options with the other Party’s Project Lead and the JRDC.

2.3         Regulatory Approval and Commercialization.  T2 Bio shall use commercially reasonable efforts to seek regulatory approval of the Developed Products from the United States Food and Drug Administration (FDA), the European Medicines Agency (EMA) and the applicable regulatory authority in all other jurisdictions identified in the Project Plan. Upon receiving regulatory approval for a Developed Product, T2 Bio shall promptly notify Allergan in writing of such approval and use commercially reasonable efforts to commercialize such Developed Product in such jurisdictions where such approval has been obtained.    In connection with seeking regulatory approval of the Developed Products and upon T2 Bio’s reasonable request, Allergan shall provide T2 Bio reasonable access to data generated in Allergan-sponsored clinical trials in which a Developed Product has been used.

3.         COMPENSATION

3.1         Initial Payment.    Allergan shall pay T2 Bio  an up-front non-refundable payment in the amount of $2,000,000 within five (5) calendar days of the Effective Date.

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3.2         Milestone Payments.  Upon the achievement of a  milestone described in clause (a) or (b) of this Section 3.2, T2 Bio shall provide to Allergan written notification of and supporting documentation for the achievement of the applicable milestone.  In addition, in connection with the delivery of a panel cartridge described in clause (c) or (d) of this Section 3.2, T2 Bio shall provide supporting documentation demonstrating that such panel cartridge meets the applicable specifications set forth in the Project Plan.    Allergan shall make the following non-refundable payments to T2 Bio within forty-five  (45)  calendar days of receipt of notice of the achievement of the milestone described in clause (a) or (b) or receipt of the panel cartridges described in clauses (c) or (d); provided, however, that Allergan shall within twenty  (20)  calendar days of receiving such notice or panel cartridges, as applicable, and supporting documentation from T2 Bio notify T2 Bio in writing in the event Allergan believes that such milestone has not been achieved, in which case the Parties shall discuss in good faith whether such milestone has been met and, if the Parties cannot reach agreement on such matter, the question of whether such milestone has been achieved shall be decided by a Third Party with relevant expertise selected by mutual agreement of the Parties, with the costs of such Third Party being borne by the Party against which the determination of such Third Party has been made.

(a)         $500,000 upon achievement of [***];

(b)         $500,000 upon achievement of [***];

(c)         $500,000 upon delivery to Allergan of [***] in accordance with the Project Plan;  and

(d)         $500,000 upon delivery to Allergan of [***] in accordance with the Project Plan.

3.3         Purchase of Certain T2 Bio Products for Clinical Trials.

(a)         T2 Bio agrees to sell the T2Bacteria II Panel, the T2GNR Panel and the T2Dx Instrument to Allergan or to any contract research organization or clinical trial site designated by Allergan for an Allergan–sponsored clinical trial at which a Developed Product is to be used (a  “Designee”) at [***]% of T2 Bio’s fully burdened cost (but, in any event, less than the retail list price therefor) for use by Allergan or its Designee in Allergan-sponsored clinical trials.  Any such product sold to Allergan or its Designee under this Section 3.3 shall not be resold; provided, however, that Allergan may transfer or otherwise distribute any such product for use in clinical trials; provided, further, however, that Allergan shall provide commercially reasonable efforts to ensure that no Designee uses any such product outside of the applicable Allergan-sponsored clinical trial.

(b)         On the first business day of the first calendar quarter in which Allergan anticipates ordering a T2Dx Instrument and on each calendar quarter thereafter in which Allergan anticipates ordering a T2Dx Instrument, Allergan shall deliver to T2 Bio in writing a rolling, nonbinding forecast detailing Allergan’s anticipated requirement of T2Dx Instruments for the next three  (3) calendar months.  T2 Bio shall deliver, and in the case of a T2Dx Instrument install, any products purchased under this Section 3.3 to Allergan or its Designee within thirty (30) calendar days of T2 Bio’s receipt of a purchase order for such products; provided, however, if  ten (10) or more T2Dx Instruments are included in a  purchase order

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delivered by Allergan or its Designee to T2 Bio, T2 Bio shall have sixty (60) calendar days from T2 Bio’s receipt of such purchase order to deliver and install such T2Dx Instruments.   Only one (1) purchase order will be submitted per month, and no purchase order will exceed twenty (20) T2Dx Instruments.  For the avoidance of doubt, (x) in  the event of any conflict between this Agreement and such purchase order, this Agreement will control, and (y) no substantive term of such purchase order not set forth in this Agreement shall be binding on the Parties.  Allergan or its Designee shall pay T2 Bio on a time and materials basis for the installation, support and maintenance of any T2Dx Instrument purchased under this Section 3.3 initially at the standard rates customarily charged by T2 Bio to research customers substantially similar to Allergan and any Designee  as of the Effective Date, which initial rates are subject to annual increases based on T2 Bio’s then standard rates, provided that such rates may not be increased by more than 3% annually.    Allergan shall pay T2 Bio for such products and services within forty-five (45) calendar days of receiving the applicable invoice from T2 Bio.

(c)         T2 Bio shall assume all risk of loss, damage or destruction to any products sold to Allergan or its Designee under this Section 3.3 from initial shipment until delivery and installation of such products; provided, however, that Allergan, or its Designee, as applicable, shall reimburse T2 Bio for all shipping and freight costs related to such shipment and delivery of such products under this Section 3.3.  In the event T2 Bio delivers a T2Dx Instrument at a Designee’s facility but is not permitted by the Designee to install the T2Dx Instrument at the time of delivery,  Allergan will provide T2 Bio with instruction as to whether T2 Bio should (x) return the T2Dx Instrument to T2 Bio’s facility for future delivery, in which case T2 Bio shall assume all risk of loss, damage or destruction to the T2Dx Instrument until its future delivery and installation, or (y) deliver the T2Dx Instrument to the Designee’s facility for installation at a later date, in which case, as between the Parties, Allergan shall assume all risk of loss, damage or destruction to the T2Dx Instrument.

3.4         Allergan Commission for Co-Marketing Sales.    T2 Bio shall pay Allergan an amount equal to (A) [***]% of the Net Sales of T2 Bio Co-Marketed Products to Joint Accounts (as defined below) and (B) [***]% of the Net Sales of T2 Bio Co-Marketed Products to Open Accounts (as defined below), (the “Commission”).  Notwithstanding anything to the contrary contained herein, T2 Bio shall pay the Commission, if any, to Allergan within forty five (45) calendar days following the end of each calendar quarter.

3.5         T2 Bio Financial Obligations.  T2 Bio shall be responsible for and shall pay all remaining development costs relating to the Developed Products, including costs related to regulatory approval and clearance of the Developed Products not otherwise made by Allergan in accordance with Sections 3.1 and 3.2 of this Agreement.

3.6         Payments.

(a)         Mode of Payment.    All payments are non-refundable and shall be made in U.S. Dollars, which payment shall be made by wire transfer of immediately available funds to a bank account designated in writing by the receiving Party or in such other manner as may be agreed by the Parties.

(b)         Currency Conversion.    For the purpose of calculating Net Sales expressed in currencies other than U.S. Dollars, a Party shall convert any amount expressed in

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a foreign currency into U.S. Dollar equivalents using its, its Affiliate’s or sublicensee’s standard conversion methodology consistent with U.S. GAAP.

(c)         Interest on Late Payments.    Any amount required to be paid by a Party under this Agreement which is not paid on the date due shall bear interest at an annual rate equal to two (2) percentage points above the U.S. prime interest rate, as reported by The Wall Street Journal (New York edition) for the first business day of such month.  Such interest shall be accrued daily.

3.7         Taxes.

(a)         Each Party is responsible for its own taxes, duties, levies, imposts, assessments, deductions, fees, withholdings or similar charges imposed on or measured by net income or overall gross income (including branch profits), gross receipts, capital, ability or right to do business, property, and franchise or similar taxes pursuant to applicable law.

(b)         The payments pursuant to this Agreement (each, a “Payment”) shall be paid free and clear of any and all taxes, except for the deduction or withholding of any and all taxes and other similar charges required by applicable law, other than VAT (as defined below) (“Withholding Taxes”).  Where Withholding Taxes are required by applicable law on any Payment, the Parties shall use their commercially reasonable efforts to do all such acts and things and to sign all such documents as will enable them to report, withhold and lawfully minimize such Withholding Taxes.  Where Withholding Taxes are required by applicable law on any Payment, the payor shall pay such Withholding Taxes to the appropriate government authority, deduct the amount paid from the amount due to payee and remit to payee the net amount due after such deduction of withholding taxes, and secure and send to payee reasonable available evidence of such payment within a reasonable period of time, and such Withholding Taxes shall be treated for all purposes of this Agreement as having been paid to the payee hereunder.

(c)         All Payments are exclusive of value added tax, ad valorem, goods and services or similar tax chargeable on the supply or deemed supply of goods or services, sales and use taxes, consumption taxes and other similar taxes required by applicable law, including interest, penalties or other additions thereto (“VAT”).  If any VAT is required in respect of any Payments under applicable law, the payor shall pay VAT at the applicable rate in respect of any such Payments following the receipt of a valid VAT invoice in the appropriate form issued by the payee in respect of those Payments, such VAT to be payable forty-five (45)  calendar days after the receipt by the payor of the applicable valid VAT invoice relating to that VAT payment.  The payor shall not be responsible for any penalties and interest resulting from the failure by the payee to collect (if not included on a valid VAT invoice) or remit any such VAT.  The Parties shall reasonably cooperate to eliminate or minimize the amount of any such VAT imposed on the transactions contemplated in this agreement.

3.8         Costs and Expenses.  Except as otherwise provided in the Project Plan or otherwise in this Agreement, neither Party shall be entitled to any payment, cost reimbursement, or other compensation from the other Party, and each Party will be responsible for its own costs and expenses incurred in rendering performance of its obligations under this Agreement.

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4.         INTELLECTUAL PROPERTY RIGHTS AND LICENSES

4.1         Ownership of Intellectual Property.

(a)         Background IP.  As between the Parties, each Party shall own and retain all right, title and interest in and to its Background IP.

(b)         Inventions.  For purposes of this Agreement, the term “Inventions” shall mean any works of authorship, inventions, methods, processes, materials, and other intellectual property, whether or not patentable, made by a Party in the course of performance under this Agreement.  Except as otherwise set forth in clauses (c) and (d) below, each Party shall own any Inventions created by such Party’s or its Affiliates’ employees or contractors as determined in accordance with U.S. patent law.  If any such Inventions are Jointly Developed IP, each Party shall have the right to use, license and exploit such Jointly Developed IP, subject to Section 5, without the consent of, or accounting to, the other Party.

(c)         T2 Bio Inventions.    T2 Bio shall own all right, title and interest in and to (x) all Improvements to T2 Bio’s technology, instruments, primers, probes, sequences, algorithms or reagents and (y) all Inventions that primarily relate to (A) diagnostic instruments, including T2MR Technology, primers, probes, sequences, algorithms or reagents or (B) the Developed Products, in each case including all Intellectual Property Rights therein, conceived, developed, reduced to practice or otherwise created pursuant to a Project Plan or otherwise in connection with this Agreement, regardless of the inventing or creating Party (collectively, the “T2 Bio Inventions”).  Allergan hereby assigns to T2 Bio all of Allergan’s right, title and interest in and to the T2 Bio Inventions.

(d)         Allergan Inventions.  Allergan shall own all right, title and interest in and to (x) all Improvements to Allergan’s therapeutics or therapeutic compounds and (y) all Inventions that primarily relate to therapeutics or therapeutic compounds, in each case including all Intellectual Property Rights therein, conceived, developed, reduced to practice or otherwise created pursuant to a Project Plan or otherwise in connection with this Agreement, regardless of the inventing or creating Party  (collectively, the “Allergan Inventions”).  T2 Bio hereby assigns to Allergan all of T2 Bio’s right, title and interest in and to the Allergan Inventions.

(e)         Trademarks.    As between the Parties, each Party shall own and retain all right, title and interest in and to all trademarks and trademark applications covering such Party’s products.  For the avoidance of doubt, T2 Bio shall own all trademarks covering the Developed Products, and Allergan shall not apply for any trademarks covering the Developed Products.  Prior to submitting any trademark application for the Developed Products, T2 Bio shall provide the proposed trademarks and/or trade names for the Developed Products to Allergan, and Allergan shall have fifteen (15) calendar days to provide comments to T2 Bio concerning such proposed trademarks and trade names.

4.2         Licenses.

(a)         License to Allergan.  Subject to the terms and conditions of this Agreement, T2 Bio hereby grants Allergan a [***] license, with right of sublicense with T2 Bio’s prior consent, not to be unreasonably withheld, to use T2 Bio’s Background IP, T2 Bio

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Inventions, and any other intellectual property developed by T2 Bio or its Affiliates under this Agreement (excluding trademarks which are addressed in Section 4.1(e) and Section 6) during the Term (as defined below) solely to the extent required for Allergan to (x) perform its obligations under this Agreement, including Section 6.3, and (y) to use the Developed Products to conduct internal research, develop, optimize and improve its anti-infective therapeutic compounds and anti-infective therapeutic products.

(b)         License to T2 Bio.  Subject to the terms and conditions of this Agreement, Allergan hereby grants T2 Bio a non-exclusive, non-transferable (except as set forth in Section 12.2),  fully-paid, royalty-free license, without right of sublicense, to use Allergan’s Background IP, Allergan Inventions, and any other intellectual property developed by Allergan or its Affiliates under this Agreement    (excluding trademarks which are addressed in Section 4.1(e) and Section 6) during the Term solely to the extent required for T2 Bio to perform its obligations under this Agreement, including Section 6.3.

4.3         License Restrictions.  Neither Party may use the technology or intellectual property of the other Party except as specifically authorized under this Agreement.  Neither Party shall cause or permit the reverse engineering, disassembly, or decompilation of the other Party’s technology, nor undertake any analysis of the design or construction of such technology (including instruments, devices, algorithms and reagents); provided the foregoing shall not apply to the extent such a restriction is expressly prohibited by applicable law.    Other than the express licenses granted by this Agreement, neither Party grants any right or license to the other party, by implication, estoppel or otherwise, to any Party’s Intellectual Property Rights. Allergan agrees that it shall not use any T2 Bio Inventions in connection with the development of a diagnostic instrument.  T2 Bio agrees that it shall not use any Allergan Inventions in connection with the development of a therapeutic or therapeutic compounds.

4.4         Data Ownership.  Notwithstanding anything to the contrary contained herein, any Party that conducts or sponsors a clinical trial or other activity involving the Developed Products that generates data shall own such data; provided, however, that (x) such Party hereby grants to the other Party hereto a perpetual, fully-paid, non-exclusive, worldwide license to such data for the purpose of seeking regulatory approval of the Developed Products, conducting internal research or optimizing and improving the Developed Products,  and (y) in the case of data generated by T2 Bio, T2 Bio hereby grants to Allergan a perpetual, fully-paid, non-exclusive, worldwide license to such data for the purpose of developing, optimizing or improving anti-infective therapeutic compounds and anti-infective products.

4.5         Assistance.    Each Party (each, an “Assisting Party”) agrees to execute all papers, including patent applications, invention assignments and copyright assignments, and otherwise agrees to assist the other Party (the “Owning Party”) as reasonably required at the Owning Party’s reasonable expense to perfect in the Owning Party the right, title and other interest in the Inventions expressly granted to the Owning Party under this Agreement.  No Implied Rights.  Except for the licenses that are expressly granted by this Agreement, nothing in this Agreement or any course of dealing between the Parties will be deemed to create a license from either Party to the other of any Intellectual Property Right, whether by estoppel, implication, or otherwise.

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5.         PROSECUTION AND ENFORCEMENT

5.1         Patent Prosecution for Jointly Developed IP.  Unless otherwise agreed on a case-by-case basis, T2 Bio shall have the first right, but not the obligation, using outside legal counsel reasonably acceptable to Allergan, to conduct and control prosecution (including any opposition, re-examination or similar proceedings), maintenance, challenges against validity and unenforceability or patentability with respect to any patent applications and patents resulting from the Jointly Developed IP, and all costs, fees and expenses therefor shall be borne by T2 Bio.    T2 Bio shall reasonably consider all comments made by Allergan with respect to filing or prosecuting such patent applications and maintaining such patents.    In the event T2 Bio does not file an initial patent application on an Invention included in the Jointly Developed IP,  Allergan may proceed with filing and prosecution at its own expense.    Further, in the event T2 Bio elects not to pursue or elects to abandon the ongoing prosecution of any patent application resulting from the Jointly Developed IP, participate in the filing of any continuation or continuation in part or foreign counterpart to a patent application, or pay any annuity or other patent maintenance fee as it becomes due, T2 Bio shall give Allergan at least one  (1) month’s notice before any relevant deadline and Allergan shall have the right to pursue, at its expense, the ongoing prosecution and maintenance of such patent application.  In such event, T2 Bio shall not be entitled to any refund of prosecution fees previously paid.

5.2         Enforcement of IP.  If either Party should become aware of any actual or threatened infringement or misappropriation by a Third Party of any Intellectual Property Rights in the Jointly Developed IP (a “Joint IP Infringement”), it shall promptly notify the other Party in writing, and provide any available information relating to such alleged Joint IP Infringement.  The Parties shall promptly discuss whether to bring an enforcement action relating to such Joint IP Infringement prior to either Party (or both Parties) bringing such action.  Unless otherwise agreed on a case-by-case basis, T2 Bio shall have the first right, but not the obligation, using outside legal counsel reasonably acceptable to Allergan, to bring an enforcement action relating to such Joint IP Infringement.   The costs of such enforcement shall be borne by T2 Bio and any recovery shall be apportioned as agreed by the Parties in advance on a case-by-case basis.  In the event that, after the Parties discuss whether to bring an enforcement action, T2 Bio decides not to bring such action, Allergan shall have the right to unilaterally bring an enforcement action with respect to such Joint IP Infringement, in which case Allergan shall bear all of the costs related thereto and shall also receive any and all recovery related thereto.    Neither Party is obligated to enforce its Intellectual Property Rights in the event of Joint IP Infringement.

6.         MANUFACTURING, MARKETING AND DISTRIBUTION

6.1         Manufacturing.  T2 Bio shall have the exclusive right and shall use commercially reasonable efforts during the Term to manufacture (x) the T2Dx Instrument and (y) each of the Developed Products upon a Developed Product receiving regulatory approval from the FDA, EMA, or other regulatory body.

6.2         Distribution.    T2 Bio shall have the exclusive right, subject to Section 6.3, and shall use commercially reasonable efforts during the Term, to sell and distribute the Developed Products worldwide, including through its direct sales force or through Third Party distributors following receipt of regulatory approval from the FDA, EMA, or other regulatory body.    In the event a Joint Account or Allergan Account does not have a T2Dx Instrument and wishes to purchase a Developed Product, T2 Bio shall offer to sell and, if applicable, sell a T2Dx Instrument to such account on T2 Bio’s customary terms.

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6.3         Co-Marketing of the Developed Products and Certain T2 Bio Products.

(a)           Notwithstanding the foregoing, and subject to the terms and conditions contained in this Section 6.3,  Allergan shall have the right  to market and sell (the “Co-Marketing Right”) the products set forth on Exhibit B attached hereto (the “T2 Bio Co-Marketed Products”) to certain customers including, but not limited to, clinicians, hospitals, institutions and universities, as further described below.    Additional products may be added to Exhibit B upon the mutual agreement of the Parties in accordance with Section 12.13.

(b)         Within thirty (30) calendar days following (A) in the case of the Developed Products, the date that any of the Developed Products receives regulatory approval by the FDA, EMA, or other regulatory body, (B) in the case of the T2Candida Panel, the date Allergan delivers written notice to T2 Bio of Allergan’s intent to exercise the Co-Marketing Right for such product,  (C) in the case of the T2Bacteria Panel, the date Allergan delivers written notice to T2 Bio of Allergan’s intent to exercise the Co-Marketing Right for such product, which notice may only be delivered after the T2Bacteria Panel receives regulatory approval by the FDA, EMA or other regulatory body, or (D) in the case of any T2 Bio product other than the Developed Products, the T2Candida Panel, or the T2Bacteria Panel, the date that the Parties mutually agree to add a T2 Bio product to Exhibit B (each such date, a  “Co-Marketing Eligibility Date”),  T2 Bio shall deliver to Allergan a list of customers and institutional accounts covered by T2 Bio for the applicable T2 Bio Co-Marketed Products in the United States as of the applicable Co-Marketing Eligibility Date (the “T2 Bio Accounts”) and will indicate on such list any accounts that T2 Bio proposes to be covered by both T2 Bio and Allergan (the “Joint Accounts”).  Allergan shall not market or sell any T2 Bio Co-Marketed Products to any T2 Bio Accounts that are not Joint Accounts.  Any accounts that are not listed as T2 Bio Accounts (such accounts, the “Open Accounts”) will be eligible as targets of Allergan marketing efforts for the T2 Bio Co-Marketed Products in accordance with a mutually agreed commercial strategy approved by the JCC (as defined below) pursuant to the terms below.  Promptly following the applicable Co-Marketing Eligibility Date, T2 Bio shall use good faith efforts to negotiate with its international distributors in the United Kingdom, France, Spain, Germany, Italy, and Japan the terms and conditions upon which they will agree to allow Allergan to market and sell the T2 Bio Co-Marketed Products in their respective territories. If T2 Bio is able, as a result of such negotiations, to allow Allergan to market and sell the T2 Bio Co-Marketed Products in any of such territories, then, within thirty (30) days following such negotiations with the applicable T2 Bio international distributor,  T2 Bio shall deliver to Allergan a list of customers and institutional accounts covered by T2 Bio for the applicable T2 Bio Co-Marketed Products in the relevant territory, which list shall be added to and included in the T2 Bio Accounts, and will indicate on such list any accounts that T2 Bio proposes to be covered by both T2 Bio and Allergan, which list shall be added to and included in the Joint Accounts.

(c)         Within forty-five  (45)  calendar days following the applicable Co-Marketing Eligibility Date, Allergan may exercise its Co-Marketing Right for the applicable T2 Bio Co-Marketed Products by delivery of written notification to T2 Bio that it is exercising such right.

(d)         If Allergan elects to exercise its Co-Marketing Right, within seventy-five (75) calendar days following the applicable Co-Marketing Eligibility Date:

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(I)         Allergan shall present T2 Bio with a list of accounts to which Allergan proposes to market and sell the applicable T2 Bio Co-Marketed Products (the “Allergan Accounts”) and Joint Accounts to which it proposes to market and sell such T2 Bio Co-Marketed Products, and

(II)         the Parties shall establish a, or hold a meeting of the, Joint Commercialization Committee (the “JCC”) comprised of two representatives from each Party to coordinate the Parties’ co-marketing and sales efforts.  The JCC’s responsibilities shall include, but not be limited to: review, at the discretion of T2 Bio, of the T2 Bio pipeline and upcoming product launches; initial approval of the Allergan Accounts and review of any proposed changes to the T2 Bio Accounts, Allergan Accounts, or Joint Accounts; review of any proposed changes to the countries in which accounts are located; the creation of a commercial and branding strategy (including marketing materials) for the joint marketing of the T2 Bio Co-Marketed Products; review of Allergan’s sales and marketing plan for the T2 Bio Co-Marketed Products; review of the training plan for Allergan’s sales representatives; review of the co-marketing and sales responsibilities of the Parties; coordination of joint press releases, joint public statements, and joint presentations at trade shows; review of the presentation of the joint marketing of the T2 Bio Co-Marketed Products on the Parties’ respective websites.  The JCC shall hold meetings at least once every calendar quarter, unless mutually agreed by the Parties, at such times and places as mutually determined by the Parties, including by teleconference.  The Parties shall identify a primary representative to the JCC (each, a “JCC Representative”) to act as the point of contact for all matters, including the coordination of field sales activities during the period between JCC meetings and any other matters that arise between the quarterly meetings of the JCC.

(e)         All decisions to be made at meetings of the JCC shall be made by the unanimous vote of the members of the JCC.  In the event that any matter submitted to a vote of the JCC representatives in attendance at a meeting does not receive unanimous approval, such matter shall be submitted to the T2 Bio Management Representative and the Allergan Management Representative promptly following the meeting.  The T2 Bio Management Representative and the Allergan Management Representative shall use reasonable efforts to reach agreement on the matter; provided, however, if after thirty (30) calendar days following the original meeting date they have not reached agreement on the matter, the matter shall be decided by T2 Bio, in its sole discretion.

(f)         In the event that Allergan desires to add additional Open Accounts to the Allergan Accounts, Allergan shall communicate the identity of the account and any applicable facts and details regarding such account to the T2 Bio JCC Representative who will promptly discuss the request with the Allergan JCC Representative, and the addition of such account to the Allergan Accounts shall be subject to the mutual agreement of the JCC Representatives.

(g)         The JCC shall also establish, by mutual agreement of the Parties, quarterly and annual sales and productivity goals for Allergan with respect to the Allergan Accounts.  If, at any time after a Developed Product’s commercial launch date in the applicable jurisdiction, T2 Bio desires to convert an Allergan Account to a T2 Bio Account, T2 Bio shall provide written notice thereof to Allergan.  Such account will convert to a T2 Bio Account eighteen (18) months following the date T2 Bio delivers such notice; provided, however, that if Allergan has not (A) within six months of the applicable Developed Product’s  commercial

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launch date in the applicable jurisdiction,  conducted a sales presentation of the T2 Bio Co-Marketed Products in accordance with this Agreement to such Allergan Account or (B) within twelve (12) months of such commercial launch, generated a sale from such Allergan Account, such Allergan Account will convert to a T2 Bio Account forty-five (45) calendar days following the date that T2 Bio delivers notice of such conversion to Allergan.  On a product-by-product basis at any time during the Term upon 30 calendar days’ prior written notice, Allergan may cease its marketing and sales efforts (I) to any Allergan Account or Joint Account, and/or (II) for any T2 Bio Co-Marketed Product.

(h)         All sales agreements for the T2 Bio Co-Marketed Products will be entered into between T2 Bio and the applicable account (regardless of whether the account is an Allergan Account, T2 Bio Account, or Joint Account).  T2 Bio shall be solely responsible for the maintenance and service of all T2Dx Instruments located at any accounts. At mutually agreed times, T2 Bio shall provide sales and product training to Allergan employees on any T2 Bio Co-Marketed Products; provided, that each Party shall bear their respective expenses related to attending such training.

(i)         In the event Allergan exercises its Co-Marketing Right, during the Term Allergan shall, in good faith and at its own expense:

(I)         market, advertise, promote, and sell the applicable T2 Bio Co-Marketed Products to customers consistent with Allergan’s Code of Conduct;

(II)         observe all  reasonable directions and instructions given to it by T2 Bio in relation to the marketing, advertisement, and promotion of the applicable T2 Bio Co-Marketed Products, including T2 Bio’s sales, marketing, and merchandising policies as they exist at the time Allergan exercises its Co-Marketing Right or as they may thereafter be changed by T2 Bio to the extent that these marketing materials, advertisements or promotions refer to such T2 Bio Co-Marketed Products or otherwise use T2 Bio’s trademarks and are disclosed to Allergan; provided, however, that (x) Allergan is not required to observe any such directions or instructions that Allergan reasonably believes violates applicable law, and (y) T2 Bio shall be liable for any Third Party claims, actions or suits arising out of Allergan’s conformance with T2 Bio directions and instructions provided by T2 Bio to Allergan in writing; and

(III)         promptly notify T2 Bio of any complaint or adverse claim about any T2 Bio Co-Marketed Product or its use of which Allergan becomes aware.

(j)         T2 Bio Trademarks.

(I)         T2 Bio hereby grants to Allergan a fully-paid, royalty-free, non-exclusive, non-transferable, and non-sublicensable license to use T2 Bio trademarks during the Term solely on or in connection with the promotion, advertising, and resale of the T2 Bio Co-Marketed Products in accordance with the terms and conditions of this Agreement. When requested by T2 Bio, Allergan will promptly discontinue the display or use of any trademark to change the manner in which a trademark is displayed or used with regard to the T2 Bio Co-Marketed Products.

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(II)         During the Term, Allergan shall not: (a)  register or apply for registrations, anywhere in the world, for T2 Bio’s trademarks or any other trademark that is confusingly similar to T2 Bio’s trademarks or that incorporates T2 Bio’s trademarks in whole or in confusingly similar part; (b) use any trademark that is confusingly similar to T2 Bio’s trademarks;  or (c) engage in any action that dilutes or negatively affects, in any material respect, the value of the goodwill pertaining to the T2 Bio trademarks.

7.         ADDITIONAL ALLERGAN ACTIVITIES

7.1         Discussions.  The Parties will discuss in good faith opportunities for Allergan and T2 Bio to collaborate in areas such as development of additional tests, and manufacturing and distribution of the Developed Products.  Notwithstanding the foregoing, Allergan acknowledges and agrees that T2 Bio is not obligated to collaborate with Allergan to develop additional tests or have Allergan manufacture or distribute the Developed Products, and that these good faith discussions do not constitute a right of first refusal or a right of first negotiation with respect to any of the foregoing.

8.         CONFIDENTIALITY

8.1         Confidential Information.  Each Party (each, a “Receiving Party”) acknowledges that such Receiving Party may receive non-public information,  including technical, financial, operational and other business information of the other Party (the “Disclosing Party”) and related materials, items, and documents in connection with this Agreement whether disclosed verbally, in writing, in electronic form or by any other means (“Confidential Information”), but excluding information that: (a)  is approved in writing by the Disclosing Party for release by the Receiving Party without restrictions,  (b)  the Receiving Party can demonstrate by written records was previously known to the Receiving Party,  (c) is now public knowledge, or becomes public knowledge in the future, other than through acts or omissions of the Receiving Party,  (d) is lawfully obtained by the Receiving Party from sources independent of the Disclosing Party who have a lawful right to disclose such Confidential Information, as demonstrated by competent written records, or (e) is independently developed by the Receiving Party without use of, or reference to, the Disclosing Party’s Confidential Information, as demonstrated by competent written records prepared contemporaneously with such independent development.

8.2         General Restrictions on Use and Disclosure.  The Receiving Party shall not use the Confidential Information of the Disclosing Party except for the purpose of performing its obligations or exercising its rights under this Agreement.  The Receiving Party shall take all reasonable measures to protect the secrecy of and avoid disclosure and unauthorized use of the Disclosing Party’s Confidential Information.  Without limiting the foregoing, the Receiving Party shall implement at least those protections for Confidential Information that the Receiving Party takes to protect its own confidential information of a similar nature, but in any case not less than reasonable protection.  The Receiving Party agrees not to distribute, disclose or disseminate in any way or form any Confidential Information to Third Parties or to employees of the Receiving Party, except that the Receiving Party may allow access to the Disclosing Party’s Confidential Information to those of its employees and subcontractors who are required to have the information to provide services under this Agreement; provided, however, that such employees and subcontractors have signed or are otherwise subject to an agreement imposing upon such person restrictions on use and disclosure of the Disclosing Party’s Confidential Information that are at least as restrictive as those in this Agreement, prior to any disclosure of

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the Disclosing Party’s Confidential Information to such employees or subcontractors.  Upon the request of the Disclosing Party, and upon any expiration or termination of this Agreement, the Receiving Party shall promptly return all copies and embodiments of the Disclosing Party’s Confidential Information in its possession or control, or destroy it, at the Disclosing Party’s option, and shall make reasonable efforts to insure that no further use thereof is made by such Receiving Party’s employees or subcontractors.

8.3         Legal Obligation to Disclose; Permitted Disclosure. Notwithstanding the foregoing, the Receiving Party may disclose the Disclosing Party’s Confidential Information to the extent required by an applicable court order or by applicable law; provided, however, that, if the Receiving Party is so required to disclose any of the Disclosing Party’s Confidential Information, it shall give the Disclosing Party reasonable advance notice of such disclosure and use reasonable efforts to secure confidential treatment of such Confidential Information (whether through protective order or otherwise).  The Receiving Party shall not reverse engineer, disassemble, decompile, or determine the composition of any formulations, prototypes, software or other tangible objects that embody any of the Disclosing Party’s Confidential Information and that are provided to the Receiving Party hereunder.  The Receiving Party shall reproduce the Disclosing Party’s proprietary rights notices on any copies of the Disclosing Party’s Confidential Information, in the same manner in which such notices were set forth in or on the original.  The Receiving Party shall immediately notify the Disclosing Party in the event it becomes aware of any unauthorized use or disclosure of the Disclosing Party’s Confidential Information.

8.4         Confidentiality of Agreement and Project.  The existence and the terms of this Agreement and the information concerning the Project shall be treated by the Parties as confidential and only disclosed in accordance with this section and Section 12.3 below.

9.         LIMITATION OF LIABILITY

EXCEPT IN CONNECTION WITH CLAIMS RESULTING FROM (A) BREACH OF THE LICENSE RESTRICTIONS HEREUNDER, (B) BREACH OF THE CONFIDENTIALITY OBLIGATIONS HEREUNDER, (C) GROSS NEGLIGENCE OR WILLFUL MISCONDUCT BY T2 BIO, ALLERGAN OR THEIR AFFILIATES, OR (D) ANY AMOUNTS PAID TO THIRD PARTIES BY T2 BIO, ALLERGAN OR THEIR AFFILIATES IN CONNECTION WITH ANY THIRD PARTY CLAIM (OTHER THAN A CLAIM FOR LATE FEES (BUT NOT OTHER AMOUNTS) PAYABLE TO THIRD PARTIES WITH RESPECT TO LATE DELIVERY OF THE DEVELOPED PRODUCTS TO THE RELEVANT THIRD PARTY) ARISING OUT OF ANY BREACH OF THIS AGREEMENT BY THE OTHER PARTY  (WHICH AMOUNTS, FOR THE AVOIDANCE OF DOUBT, SHALL NOT BE DEEMED TO BE INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES NO MATTER HOW CHARACTERIZED IN ANY ACTION OR SUIT RESULTING FROM SUCH CLAIM): (X)  IN NO EVENT SHALL EITHER PARTY HAVE ANY LIABILITY TO THE OTHER, FOR ANY LOST PROFITS OR FOR ANY INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES OF ANY KIND IN ANY WAY ARISING OUT OF OR RELATED TO THIS AGREEMENT AND HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND (Y)  IN NO EVENT SHALL EITHER PARTY’S CUMULATIVE LIABILITY ARISING OUT OF THIS AGREEMENT EXCEED $[***].

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10.       REPRESENTATIONS AND WARRANTIES

10.1         Representations and Warranties.  Each Party represents and warrants that: (a) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, (b) the performance of its obligations under this Agreement shall not conflict with any other agreements, obligations or duties of such Party, and (c) it shall perform its obligations specified in this Agreement in a professional and workmanlike manner consistent with industry standards and in compliance with all applicable laws.  T2 Bio represents that as of the Effective Date, (x) to T2 Bio’s knowledge after inquiring of its members of management and outside legal counsel, including intellectual property counsel  (a  “Reasonable Inquiry”), the use of T2 Bio Inventions in the development, manufacturing, marketing, and distribution of Developed Products or any T2 Bio Co-Marketed Products in the manner contemplated under this Agreement will not infringe or misappropriate the intellectual property rights of any Third Party, nor has T2 Bio received written notice from a Third Party alleging any such infringement or misappropriation, and (y) to T2 Bio’s knowledge after Reasonable Inquiry, no Third Party is infringing or misappropriates T2 Bio Intellectual Property Rights or T2 Bio Inventions.

10.2         Disclaimer.    EXCEPT AS STATED IN SECTION 10.1, EACH PARTY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES IN CONNECTION WITH THIS AGREEMENT, INCLUDING ANY IMPLIED WARRANTIES OF TITLE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

11.       TERM AND TERMINATION

11.1         Term. This Agreement shall become effective on the Effective Date and, unless terminated earlier as permitted herein or as otherwise agreed by the Parties in writing, shall remain in effect until the fifth anniversary of the Effective Date (the “Initial Term”) and shall automatically renew for additional one (1) year periods thereafter (each, a “Renewal Term” and together with the Initial Term, the “Term”); provided, that either Party shall have the right to terminate this Agreement (x) at the expiration of the Initial Term upon delivery of written notice of such termination at least sixty (60) calendar days prior to the end of the Initial Term, or (y) after the expiration of the Initial Term on any twelve (12) month anniversary of the Effective Date upon delivery of written notice of such termination at least ninety (90) calendar days prior to any such anniversary.  In the event that notice of termination is not delivered in accordance with this section, this Agreement shall automatically renew.

11.2         Termination for Cause.    A Party may terminate this Agreement if the other Party materially breaches its obligations under this Agreement and does not cure such breach within thirty (30) calendar days after receipt of a written notice identifying such breach from non-breaching Party.

11.3         Effect of Termination.  Upon termination or expiration of this Agreement, except as otherwise expressly stated herein, all obligations of each Party hereunder to the other shall terminate.  The following articles and sections shall survive any expiration or termination of this Agreement: Sections 1, 4.1, 4.2(a)(y), 4.3, 4.4, 4.5, 4.6, 5, 6.1, 6.2, 8, 9,  10, 11.3, and 12.

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12.       MISCELLANEOUS

12.1         Relationship.  The Parties agree that neither Party is the agent, representative or partner of the other and neither Party has the authority or power to bind or contract in the name of or to create any liability against the other Party in any way or for any purpose.  The Parties agree that each Party is an independent contractor and that the relationship between the two Parties shall not constitute a partnership, joint venture, or agency, including for all tax purposes.

12.2         Assignment.  This Agreement shall not be assigned by either Party to any other entity without the prior written consent of the other Party.  Notwithstanding the foregoing, each Party may assign this Agreement to an Affiliate or to an acquirer or successor in interest upon a merger, reorganization, change of control, acquisition or sale of all or substantially all of the assets of such Party to which this Agreement relates and any such assignment shall not require the consent of the other Party.   This Agreement shall inure to the benefit of and be binding on the Parties’ successors and assigns.  Any attempted assignment in violation of this Section 12.2 shall be null and void from the beginning.

12.3         Publicity.    Attached hereto as Exhibit C is a mutually agreed upon press release that may be issued by T2 Bio following the Effective Date.  Other than the press release attached hereto , neither Party shall issue any press release, nor any public disclosure or publication, except to the extent that a disclosure is required by law, concerning this Agreement or conduct of the Project, or except for any disclosure that does not contain any additional information beyond that contained in the attached press release.  Except as agreed by the Parties, any such required disclosure shall contain only the minimum disclosure required by such law.  Allergan acknowledges and agrees that T2 Bio may be required to issue a press release or otherwise disclose information related to this collaboration due to T2 Bio’s public company disclosure obligations.  In such event, Allergan shall review such press release or disclosure and be given an opportunity to comment in advance of any such disclosure and, except as otherwise agreed by the Parties, such press release shall contain only the minimum disclosure concerning this Agreement and the Project required by such obligations as agreed by the Parties, or, in the absence of agreement, as determined based on the reasonable opinion of T2 Bio’s outside securities counsel. Otherwise, the Parties may issue individual press releases about the existence of this Agreement, if, and only if, mutually agreed by both Parties.    For the avoidance of doubt, but without limiting T2 Bio’s right to disclose information as required by law, T2 Bio shall not disclose any non-public information related to the Allergan Inventions and Allergan shall not disclose any non-public information related to the T2 Bio Inventions.  Notwithstanding the foregoing, Allergan and T2 Bio agree that, upon execution of this Agreement, they shall issue a mutually agreed press release announcing the existence and purpose of the Agreement.

12.4         Waiver.  Failure or neglect by either Party to enforce at any time any of the provisions hereof shall not be construed nor shall be deemed to be a waiver of such Party’s rights hereunder nor in any way affect the validity of the whole or any part of this Agreement nor prejudice such Party’s rights to take subsequent action.

12.5         Notices.  All notices required or permitted hereunder shall be given in writing, and shall be deemed to have been duly given when delivered by hand, posted by registered first class mail (airmail if international) or sent via recognized overnight couriers (e.g., Federal

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Express) or sent by email to the Party to which such notice is required to be given at the business address or email addresses stated in this Agreement or to such other address or email address as such Party may have specified to the other in writing.  Notices shall be deemed received on the earlier of the following: (a) notices sent by email shall be deemed received on the same day of such sending, (b) notices delivered by hand shall be deemed received the first business day following such delivery, and (c) notices which have been posted or sent via overnight courier shall be deemed received on the second business day following posting.

If to T2 Bio, then addressed to:

T2 Biosystems, Inc.

101 Hartwell Ave.

Lexington, MA 02421

Attn: Legal Department

Email:  mgibbs@t2biosystems.com and rdhanda@t2biosystems.com and
jmcdonough@t2biosystems.com

If to Allergan, then addressed to:

Allergan Sales, LLC

Morris Corporate Center III
400 Interpace Parkway

Parsippany, NJ 07054
Attn: Chief Legal Officer

Emails:  robert.bailey@allergan.com and david.nicholson@allergan.com

12.6         Severability.  In the event that any clause, sub-clause or other provision contained in this Agreement shall be determined by any competent authority to be invalid, unlawful, or unenforceable to any extent, such clause, sub-clause or other provision shall to that extent be severed from the remaining clauses and provisions, or the remaining part of the clause in question, which shall continue to be valid and enforceable to the fullest extent permitted by law.

12.7         Governing Law.  The rights, obligations and remedies of the Parties under this Agreement shall be governed in all respects by the laws of the State of New York without regard to its conflicts of law principles.

12.8         Dispute Resolution.    The Parties shall use reasonable efforts to resolve in good faith any claims, controversies or disagreements between the Parties arising from or related to this Agreement (each, a “Claim”) as promptly as practicable after a Party notifies the other Party in writing of any such Claim (the “Notice”).  If the Parties are unable to resolve a Claim in accordance with this previous sentence within thirty (30) calendar days after the other Party’s receipt of the Notice,  the Parties agree that such Claim shall be referred to and finally resolved by binding arbitration under the rules of the International Chamber of Commerce (“ICC”), which are deemed incorporated into this Section 12.8 (the “Rules”) by three arbitrators, of which each Party shall appoint one (1), the arbitrators so appointed will select the third and final arbitrator.   The arbitrators shall have experience in pharmaceutical licensing disputes.  Such arbitration shall be conducted in New York, New York, in the

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English language.  The arbitration proceedings including any outcome shall be confidential.  Nothing in this Section 12.8 will preclude either Party from seeking equitable interim or provisional relief from a court of competent jurisdiction including a temporary restraining order, preliminary injunction or other interim equitable relief, concerning a Claim either prior to or during any arbitration if necessary to protect the interests of such Party or to preserve the status quo pending the arbitration proceeding.  This Section 12.8 shall not apply to disputes regarding the ownership or infringement of Intellectual Property Rights.

12.9         Headings; Construction.  The headings to the clauses, sub-clauses, and parts of this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. Any ambiguity in this Agreement shall be interpreted equitably without regard to which Party drafted the Agreement or any provision thereof.  The terms “this Agreement,” “hereof,” “hereunder” and any similar expressions refer to this Agreement and not to any particular section or other portion hereof. As used in this Agreement, the words “include” and “including,” and variations thereof, will be deemed to be followed by the words “without limitation” and “discretion” means sole discretion.

12.10         Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

12.11         Cumulative Remedies. No right or remedy herein conferred upon or reserved to a Party is exclusive of any other right or remedy, and each right and remedy shall be cumulative and in addition to any other right or remedy under this Agreement or under applicable law.

12.12         Force Majeure Events.  Neither Party will be liable for any delays or failures in performance, except with respect to payment obligations, that are directly caused by acts of God, disease, war, terrorism, riots, civil unrest, extraordinary acts by governmental authorities, national or state emergencies, strikes, lockouts, work stoppages or other such labor difficulties (excluding any of the foregoing involving the hindered Party’s workforce), fire, or floods, which events were not caused by and could not have been prevented by the hindered Party using reasonable efforts (each, a “Force Majeure Event”) and provided that the hindered Party uses reasonable efforts to restore its performance as soon as reasonably practicable.

12.13         Entire Agreement. This Agreement supersedes any arrangements, understandings, promises or agreements made or existing between the Parties hereto prior to or simultaneously with this Agreement and constitutes the entire understanding between the Parties hereto.    Except as otherwise provided herein, no addition, amendment to or modification of this Agreement shall be effective unless it is in writing and signed by and on behalf of both Parties. For clarity, any terms on purchase orders, order acknowledgements, or other similar documents that are not signed by both Parties and incorporated by reference into this Agreement are hereby rejected and are of no force or effect.

[The next page is the signature page.]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the Effective Date by their duly authorized representatives.

T2 BIOSYSTEMS, INC.		ALLERGAN SALES, LLC

By:	/s/ John McDonough	By:	/s/ Sigurd Kirk
Name:	John McDonough	Name:	Sigurd Kirk
Title:	CEO and President	Title:	VP of Corporate Development

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EXHIBIT A

[***]

[***]

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Exhibit B

T2 Bio Co-Marketed Products

1.     The T2Bacteria II Panel

2.     The T2GNR Panel

3.     The T2Bacteria Panel

4.     The T2Candida Panel

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Exhibit C

T2 Biosystems Announce Collaboration with Allergan to Develop the First Blood-based Diagnostic Panel to Detect Antimicrobial Resistance

-- T2 Biosystems to develop new panel on T2Dx platform and commercialize worldwide while receiving milestone and other payments –

-- Panel to aid in rapid bacterial infection diagnosis, including sepsis; enable quicker treatment with life-saving medicines for millions of patients –

-- Allergan granted option to co-market suite of diagnostic products in targeted hospitals --

LEXINGTON, Mass.,  November 1, 2016  –T2 Biosystems, Inc. (NASDAQ: TTOO), a company developing innovative diagnostic products to improve patient health, today announced a collaboration with Allergan to develop a novel diagnostic panel to detect Gram negative bacterial species and antibiotic resistance for patients with serious bacterial infections, including infections leading to sepsis. These products will expand T2 Biosystems’ sepsis pipeline and will include the first direct-from-blood diagnostic panel to detect antimicrobial resistance.

Antimicrobial resistance may develop when bacteria have repeated exposure to antibiotics, forcing the survival of only those strains that cannot be treated by typical antimicrobial drugs. One of the most dangerous trends is resistance to an entire class of antibiotics known as carbapenems, because these are often the therapy of last resort for serious Gram negative infections, according to the Centers for Disease Control (CDC). The T2 Biosystems’ resistance panel is being developed to specifically identify carbapenem resistance which the CDC considers a serious and urgent threat to public health.

“Our initial sepsis products, T2Candida Test Panel and T2Bacteria, are the first direct from blood sepsis diagnostics that provide species identification in 3 to 5 hours while also detecting 40% or more infections that are completely missed by blood culture which takes 2 to 6 or more days for results. By identifying resistant bacteria in the early hours of sepsis treatment, we can pick up another 10% or more of patients where providing the right antimicrobial drug to the patient may be further delayed – potentially saving more lives and significant costs to hospitals,” said John McDonough, chief executive officer of T2 Biosystems. “We are pleased to be collaborating with Allergan, a company with significant expertise and leadership in treating patients with serious bacterial infections. Together, we hope to not only diagnose sepsis more quickly, but also enable the delivery of life-saving medicines more rapidly to the millions of patients at high risk for bacterial infection.”

Under the terms of the agreement, Allergan will pay T2 Biosystems $4 million in milestone payments related to the development of the bacterial resistance panel and an expansion of the T2Bacteria Test Panel currently under development. T2 Biosystems retains exclusive worldwide distribution rights for all products developed through this partnership.  Allergan has the option to cooperatively market T2 Biosystems’ menu of sepsis diagnostics to targeted hospitals around the world through Allergan’s leading physician facing institutional sales force.

“We have a strong commitment to developing innovative treatments for serious infections caused by antibiotic-resistant bacteria, including MRSA and multi-drug resistant Gram-negative bacteria.  Early identification of patients with antimicrobial resistance can lead to

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Confidential

earlier intervention with effective therapy, improving outcomes,” said David Melnick, Vice President of Clinical Development and Anti-Infectives at Allergan.

About T2 Biosystems

T2 Biosystems is focused on developing innovative diagnostic products to improve patient health. With two FDA-cleared products targeting sepsis and a range of additional products in development, T2 Biosystems is an emerging leader in the field of in vitro diagnostics. The Company is utilizing its proprietary T2 Magnetic Resonance platform, or T2MR, to develop a broad set of applications aimed at lowering mortality rates, improving patient outcomes and reducing the cost of healthcare by helping medical professionals make targeted treatment decisions earlier. T2MR enables the fast and sensitive detection of pathogens, biomarkers and other abnormalities in a variety of unpurified patient sample types, including whole blood, eliminating the time-consuming sample prep required in current methods. For more information, please visit www.t2biosystems.com.

Forward-Looking Statements for T2

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact, including, without limitation, the statements above under the heading "2016 Outlook"  should be considered forward-looking statements. These forward-looking statements are based on management's current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the performance of the Company's diagnostic products and the ability to bring such products to market. These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. For more information on risk factors for T2 Biosystems, Inc.’s business, please refer to the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 9, 2016, under the heading “Risk Factors,” and other filings the Company makes with the Securities and Exchange Commission from time to time.  Any such forward-looking statements represent management's estimates as of the date of this press release. While the Company may elect to update such forward-looking statements at some point in the future, it disclaims any obligation to do so, even if subsequent events cause its views to change. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date of this press release.

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T2 Media Contact:

Susan Heins

Pure Communications

864-346-8336

susan@purecommunicationsinc.com

T2 Investor Contact:

Matt Clawson

Pure Communications

matt@purecommunicationsinc.com

949-370-8500

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.